August 5, 2011

TO: Member CEOs and CFOs

On February 28, 2011, the 12 Federal Home Loan Banks entered into a Joint Capital Enhancement Agreement intended to enhance the capital position of each FHLBank. I am pleased to announce that the FHLBanks have amended their capital plans to implement the provisions of the agreement, and that the Federal Housing Finance Agency approved the capital plan amendments on August 5, 2011. The amended capital plans, including the Bank's amended capital plan, will become effective on September 5, 2011.

Since 1989, the FHLBanks have paid a portion of their earnings every year to the Resolution Funding Corporation (REFCorp). Starting in 2000, each FHLBank was required to contribute 20 percent of its earnings toward these payments. On August 5, 2011, the FHFA certified that the FHLBanks have fully satisfied their REFCorp obligations. Now that the REFCorp obligation has been fully satisfied, each FHLBank will allocate 20 percent of its net income, beginning with the third quarter in 2011, to its own separate restricted retained earnings account until the balance of the account equals at least 1 percent of its average balance of outstanding consolidated obligations for the previous quarter, as stated in the agreement. These restricted retained earnings will not be available to pay dividends, but will remain on the FHLBank's balance sheet as an additional capital buffer against losses.

The agreement was amended August 5, 2011, to reflect differences between the original agreement and the capital plan amendments, including changes to the:

•	definition of an automatic termination event;

•	provisions for determining whether an automatic termination event has occurred; and

•	modifications to the provisions regarding the release of restricted retained earnings if the agreement is terminated.

For more information about the agreement and the amendments to the capital plan, please refer to:

•	the Bank's 8-K filings with the Securities and Exchange Commission on March 1, 2011, and on August 5, 2011;

•	the Joint Capital Enhancement Agreement Q&A, dated August 5, 2011; and

•	the Amended and Restated Capital Plan, amended and restated effective September 5, 2011.

Please feel free to contact Chief Financial Officer Frank Nitkiewicz (617-292-9624), Chief Business Officer Susan Elliott (617-292-9615), or me (617-292-9610) if you have questions.

Sincerely,

Edward A. Hjerpe III
President and Chief Executive Officer